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                                                                     Exhibit 5.1

                           [LETTERHEAD OF ARENT FOX]


Arent Fox Kintner Plotkin & Kahn, PLLC

1050 Connecticut Avenue, NW     Washington, DC 20036-5339
Phone 202/857-6000  Fax 202/857-6395  www.arentfox.com



April 14, 1999



NCRIC Group, Inc.
1115 30th Street, NW
Washington, DC 20007

Ladies and Gentlemen:

We have acted as counsel for NCRIC Group, Inc., a District of Columbia corporation, in connection with the filing of a Registration Statement (No. 333-69537) by NCRIC Group, Inc. under the Securities Act of 1933, relating to shares of its common stock, $0.01 par value per share.

On the basis of such investigation as we have deemed necessary, we are of the opinion that a maximum of 1,840,000 shares, to the extent sold as contemplated in the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Purchases in the Subscription, Community and Syndicated Community Offerings -- Tax effects -- Subscription rights" and "Legal Opinions." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,


ARENT FOX KINTNER PLOTKIN & KAHN, PLLC